EXHIBIT 99.1

Rogers Corporation Reports Record Third Quarter Sales and Net Income

    ROGERS, Conn.--(BUSINESS WIRE)--Oct. 20, 2004--Rogers Corporation (NYSE:ROG) today announced results for the third quarter of 2004. Diluted earnings per share for the third quarter were $0.38, compared to $0.39 in last year's third quarter. The Company's updated third quarter guidance of September 20, 2004 was earnings of $0.36 to $0.40 per diluted share. Net income for the quarter increased to $6.5 million compared to $6.3 million for the same quarter last year.
    Net sales of $86.7 million are up 53% compared to the $56.5 million sold in the third quarter of 2003, and in line with previously announced updated sales guidance of $86 to $88 million. The Durel Division, acquired in the fourth quarter of 2003, contributed $10.4 million to sales this quarter. Excluding Durel sales, all three of Rogers' business segments still experienced double-digit sales growth compared to the third quarter of 2003.
    Sales of Printed Circuit Materials set a third quarter record of $45.2 million, up 51% over the third quarter of 2003. While wireless infrastructure spending and the satellite TV market were softer than forecasted, they continue to contribute to the sales growth of high frequency circuit materials. Flexible circuit materials sales experienced increased demand for high quality laminates in our end markets, especially wireless handsets, and had a record quarter with more than a 100% sales increase over the same quarter in 2003. As previously announced, profitability within Printed Circuit Materials was significantly affected by lower efficiencies associated with the ramping up of new grades of flexible circuit laminate raw materials, and a quality issue, resolved within the quarter, with the Company's high frequency products.
    High Performance Foams revenues were $20.7 million for the quarter, up 20% from the third quarter of last year. PORON(R) urethane foams and BISCO(R) silicone foam products sales remained strong and were both up significantly over the same quarter last year. Both were driven by continued demand for Rogers' high performance foam products into a wide variety of industrial, consumer and electronic applications. Polyolefin foams sales remained relatively flat and losses peaked this quarter as the Company completed the transfer of operations to the new facility in Carol Stream, Illinois, where significant costs associated with product qualification trials were incurred.
    Sales of Polymer Materials and Components totaled $20.7 million for the quarter, which includes $10.4 million of Durel sales, formerly a 50-50 joint venture with 3M. Within this business segment, both the busbar business and the Elastomer Components Division (ECD) had double-digit year-over-year sales growth for the quarter. Durel sales, though down considerably compared to last year, were better than forecasted for the quarter. As previously announced, low yields associated with flexible lamp production startup, and lower volume caused a loss at Durel versus a substantial profit last year.
    Rogers' three 50% owned joint ventures had total sales this quarter of almost $24 million compared to $13.2 million in the third quarter of 2003. Rogers Chang Chun Technologies (RCCT) led the sales growth with flexible circuit material products in cell telephones and flat screen displays, growing by more than 500% over the third quarter of 2003. Rogers Inoac Corporation (RIC) also had a strong sales increase for urethane foam products with a quarterly year-over-year increase of almost 58%. Currently the Company's smallest joint venture, Polyimide Laminate Systems (PLS) had an 11% sales decline this quarter compared to last year's third quarter due to lower market share. Rogers expects that PLS will be able to regain market share with the upcoming introduction of an improved product.
    Gross margin for the quarter was 28%, which is below last year's third quarter gross margin of 33%. As announced in the September 20, 2004 news release, profit margins were negatively impacted this quarter by several factors, namely business transition expenses associated with the Suzhou, China and Carol Stream, Illinois moves, low yields from the production startups at both Carol Stream and Durel, and an isolated quality issue in high frequency materials. Rogers' effective tax rate remained at 25% this quarter.
    Cash and short-term investments ended the third quarter at $29.0 million and the Company remains debt free. Capital expenditures were $6.4 million for the quarter and about $20 million year-to-date. Rogers expects capital spending to be approximately $6 million in the fourth quarter.
    Robert D. Wachob, President and CEO, commented, "We are clearly headed for a record year in sales and profits. Throughout this year we have focused our energy on completing a significant number of complex objectives. We completed the transition of polyolefin foams to Carol Stream, Illinois in September. Next at Carol Stream we will work on yields and throughput. Also, by the end of the year, the move of the Elastomer Components Division to China will be completed; we will have added two high frequency material presses in Belgium; our RIC joint venture will have started up a new PORON urethane foam machine in China; and our RCCT joint venture will have brought on stream its second flexible circuit materials machine. We expect to largely complete these long-standing strategic programs in the fourth quarter. Additionally we have reduced expenses in the last month. For example, in Europe, our printed circuit materials facility is operating on a revolving furlough schedule; we eliminated most overtime in the U.S. at our high frequency circuit material facility; and both Durel and ECD have had reductions in force. Much of our positioning for the future will be completed during the fourth quarter and our expense levels will be reduced placing us in a strong position to continue to grow Rogers in 2005. We are maintaining or gaining market share in all our markets. Our expectation for the fourth quarter are sales of $82 to $87 million, with earnings per diluted share of $0.40 to $0.45."

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    Additional Information and October 21st Conference Call

    For more information, please contact the Company directly, visit Rogers' web site on the Internet, or send a message by email.

Website Address: http://www.rogerscorporation.com

Financial News Contact: James M. Rutledge, Vice President Finance and Chief Financial Officer, Phone: 860-774-9605, FAX: 860-779-5585

Editorial Contact: Edward J. Joyce, Manager of Investor and Public Relations Phone: 860-779-5705, FAX: 860-779-5509,
email: edward.joyce@rogerscorporation.com

A conference call to discuss third quarter results will be held on Thursday, October 21st at 9:00AM (Eastern Time).

Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO
James M. Rutledge, Vice President Finance and CFO
Robert M. Soffer, Vice President and Secretary
Paul B. Middleton, Corporate Controller

A Q&A session will immediately follow management's comments.

    To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM, Thursday October 28th. The pass code for the audio replay is 1380311.
    The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation Web site at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

    (Financial Statements Follow)

    Consolidated Statements of Income


                             Three Months Ended    Nine Months Ended
(IN THOUSANDS, EXCEPT PER    October  September    October  September
 SHARE AMOUNTS)                 3,        28,         3,        28,
                              2004       2003       2004       2003
----------------------------------------------------------------------
Net Sales                    $86,740    $56,497   $277,733   $157,534
Costs and Expenses:
 Cost of Sales                62,430     37,791    188,372    107,614
 Selling and
  Administrative              13,447     10,269     42,343     29,085
 Research and Development      5,412      3,484     14,979      9,132
                          --------------------------------------------
Total Costs and
 Expenses(a)                  81,289     51,544    245,694    145,831
                          --------------------------------------------
Operating Income               5,451      4,953     32,039     11,703
 Other Income less Other
  Charges                      3,132      3,438      8,487     11,158
 Interest
  Income/(Expense), Net           31         48        131        179
                          --------------------------------------------
Income Before Taxes            8,614      8,439     40,657     23,040
 Income Taxes                  2,153      2,110     10,164      5,760
                          --------------------------------------------
Net Income                    $6,461     $6,329    $30,493    $17,280
                          --------------------------------------------
Net Income Per Share:
 Basic                         $0.39      $0.40      $1.87      $1.10
 Diluted                       $0.38      $0.39      $1.78      $1.07
Shares Used in Computing:
 Basic                        16,460     15,897     16,342     15,712
 Diluted                      17,140     16,325     17,120     16,214

(a) Including Depreciation and Amortization of: 2004 - $4,222 &
    $13,226; 2003 - $2,618 & $9,645


    Consolidated Balance Sheets

(IN THOUSANDS)                                Oct 3, 2004 Dec 28, 2003
----------------------------------------------------------------------
Assets
 Current Assets:
   Cash and Cash Equivalents                      $27,021     $31,476
   Short-term Investments                           2,000       3,005
   Accounts Receivable, Net                        58,959      52,981
   Accounts Receivable - Joint Ventures             5,492       3,178
   Note Receivable, Current                         2,100       2,100
   Inventories                                     42,758      27,501
   Other Current Assets                             7,526       6,856
                                              ------------------------
     Total Current Assets                         145,856     127,097
                                              ------------------------
 Notes Receivable, Long-term                        6,300       7,800
 Property, Plant and Equipment, Net               137,582     131,157
 Investment in Unconsolidated Joint Ventures       17,974      10,741
 Pension Asset                                      6,886       6,886
 Goodwill and Other Intangible Assets, Net         28,567      25,121
 Other Assets                                       6,069       5,638
                                              ------------------------
     Total Assets                                $349,234    $314,440
                                              ------------------------
Liabilities and Shareholders' Equity
 Current Liabilities:
   Accounts Payable                               $18,864     $20,442
   Accrued Employee Benefits and Compensation      16,977      13,359
   Other Current Liabilities                       17,458      16,222
                                              ------------------------
     Total Current Liabilities                     53,299      50,023
                                              ------------------------
 Noncurrent Deferred Income Taxes                  10,663      14,058
 Noncurrent Pension Liability                      11,229      14,909
 Noncurrent Retiree Health Care & Life
  Insurance Benefits                                6,198       6,198
 Other Long-term Liabilities                        2,482       2,383
 Shareholders' Equity                             265,363     226,869
                                              ------------------------
     Total Liabilities and Shareholders'
      Equity                                     $349,234    $314,440
                                              ------------------------

These statements are subject to year-end audit.

    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             Manager of Investor and Public Relations edward.joyce@rogerscorporation.com